EXHIBIT 99.3

STOCK POWER

FOR VALUE RECEIVED, Steven R. Fox hereby sells, assigns and transfers unto Park Avenue Discover #1 LLC, a Delaware limited liability company, 872,950 shares of Common Stock, par value $.0001 per share, of Stalar 1, Inc., a Delaware corporation, and does hereby irrevocably constitute and appoint H. Kenneth Merritt, Jr., Esq. as his Attorney-in-Fact to transfer said shares on the books of said corporation with full power to act alone, including full power of substitution in the premises.

Dated: March 17, 2014

/s/ Steven R. Fox

Steven R. Fox